As filed with the Securities and Exchange Commission on December 28, 2010

Registration No. 333-164554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLU TISSUE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1346495
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1855 Lockeway Drive, Suite 501 Alpharetta, Georgia	30004
(Address, of Principal Executive Offices)	(Zip Code)

Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan

Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan

(Full title of the plan)

Michael S. Gadd

Vice President, General Counsel and Corporate Secretary

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, Washington 99201

(Name and address for agent for service)

(509) 344 5900

(telephone number, including area code, of agent for service)

Copy to:

Blair W. White

Justin D. Hovey

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California 94105

(415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement, Registration No. 333-164554, filed on January 27, 2010 (the “Registration Statement”), which registered an aggregate amount of 3,592,499 shares of common stock of Cellu Tissue Holdings, Inc. (the “Company”), par value $0.01 per share, relating to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan and the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan.

On September 15, 2010, the Company, Clearwater Paper Corporation (“Clearwater Paper”) and Sand Dollar Acquisition Corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company remaining as the surviving entity and the surviving entity becoming a wholly-owned subsidiary of Clearwater Paper. In accordance with the Merger Agreement, on December 27, 2010, each issued and outstanding share of common stock of the Company (other than shares owned by the Company, Clearwater Paper or Merger Sub and other than shares owned by the Company’s stockholders properly demanding appraisal rights) were cancelled and converted into the right to receive $12.00 per share in cash, without interest and less applicable withholding taxes. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating its offerings of securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 28th day of December, 2010.

CELLU TISSUE HOLDINGS, INC.

By:	/S/ Linda K. Massman
Name: Linda K. Massman
Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gordon L. Jones Gordon L. Jones	President, Chief Executive Officer and Director	December 28, 2010

/s/ Linda K. Massman Linda K. Massman	Vice President, Chief Financial Officer and Director	December 28, 2010

/s/ Michael S. Gadd Michael S. Gadd	Vice President, General Counsel, Corporate Secretary and Director	December 28, 2010